NASDAQ: INM Suite 1445-885 West Georgia St. Vancouver, BC, Canada V6C 3E8 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Regains Compliance with Nasdaq Continued
Listing Requirements

Vancouver, BC - June 4, 2026 - InMed Pharmaceuticals Inc. ("InMed" or the "Company") (Nasdaq: INM), today announce that it had received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC ("Nasdaq") on June 3, 2026 informing the Company that it has regained compliance with Nasdaq Listing Rule 5550(a)(2), the minimum bid price requirement for continued listing on Nasdaq.

As previously disclosed, the Company was notified by Nasdaq on March 27, 2026 that its common shares had failed to maintain a minimum bid price of $1.00 per share for 30 consecutive business days. Nasdaq has now determined that the closing bid price of the Company's common stock was at or above $1.00 per share for 10 consecutive business days from May 19, 2026 to June 2, 2026. Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2), and Nasdaq has advised the Company that the matter has been closed.

About InMed Pharmaceuticals

InMed is a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates targeting the CB1/CB2 receptors. InMed's pipeline consists of three separate programs in the treatment of Alzheimer's, ocular and dermatological indications. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T:  +1.604.416.0999

E:  ir@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information is based on management's current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Without limiting the foregoing, forward-looking information in this news release includes, but is not limited to, statements about the Company's ability to maintain compliance with Nasdaq Listing Rule 5550(a)(2), the minimum bid price requirement for continued listing on Nasdaq, in the future.

With respect to the forward-looking information contained in this news release, the Company has made numerous assumptions regarding, among other things: the ability to maintain the minimum bid price of the Company's common shares at or above $1.00 per share on a sustained basis; the continued listing of the Company's common shares on Nasdaq; the ability to obtain all necessary regulatory approvals on a timely basis, or at all; and continued economic and market stability. While the Company considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing the Company's business is disclosed in its Annual Report on Form 10-K,  Quarterly Report on Form 10-Q and other filings with the Security and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and the Company disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.